Exhibit 10.2

Kyndryl Executive Severance Plan
and Executive Retirement Policy

Effective as of February 24, 2022

Kyndryl Executive Severance Plan
Table of Contents

Article 1. Introduction	1
Purpose	1
Plan Document and Summary Plan Description	1
Defined Terms	1
Article 2. Eligibility and Participation	7
Article 3. Severance Benefits	8
Eligibility for Severance Benefits	8
Release of Claims Required as a Condition of Receiving Severance Benefits	8
Amount of Severance Benefits	9
Calculation of Incentive Pay Amounts	10
Outplacement Services	11
Medical Premiums	11
Amount of Severance Benefits Offset by Notice Pay	11
Non-Duplication of Benefits	11
Article 4. Payment of Severance Benefit	12
Form of Payment	12
Timing of Payment	12
Taxes and Withholding	12
Tax Code Section 409A	13
Parachute Payments Under Tax Code Sections 280G & 4999	13
Article 5. Claim and Appeal Procedures, Lawsuits & Remedies	14
Claim and Appeal Procedures	14
Filing a Claim	14
Timing of Initial Decision	14
Notice of Denial	15
Filing an Appeal of a Denied Claim	15
Timing of Decision on Appeal	15
Notice of Decision on Appeal	16
Filing a Lawsuit	16
Limitation on Time for Filing a Lawsuit	16
Venue	17

Kyndryl Executive Severance Plan	i

Article 6. Other Important Plan Information	18
Plan Information	18
Right to Modify or Terminate Plan	18
Plan Administrator’s Discretion	19
Governing Law	19
No Employment Rights or Contract	19
No Assignment of Benefits	19
Severability	20
Correction of Errors	20
Article 7. Your Rights Under ERISA	21
Prudent Actions by Plan Fiduciaries	21
Enforcing Your Rights	21
Assistance with Your Questions	22
Appendix Executive Retirement Policy	23

Kyndryl Executive Severance Plan	ii

Article 1.     Introduction

Purpose

This Kyndryl Executive Severance Plan (the “Plan”) was established by Kyndryl Holdings, Inc. effective December 16, 2021, to provide Severance Benefits to eligible banded executives of Kyndryl Holdings, Inc. and its affiliates and subsidiaries who participate in the Plan. The Plan is hereby restated to supersede all prior versions of the Plan and reflect the Plan in effect as of February 24, 2022. This document describes who is eligible for the Plan, the conditions that you must meet in order to receive benefits under the Plan, and other general information about the Plan.

The Executive Retirement Policy is an Appendix to the Plan but otherwise not part of the Plan and is intended to be exempt from ERISA.

Plan Document and Summary Plan Description

This document is intended to serve as both the official plan document for the Plan and a summary plan description that provides eligible employees an overview of how the Plan works and your rights and obligations under the Plan. You should review this information carefully and to keep it in a safe place for future reference.

Defined Terms

For purposes of the Plan, the below terms have the meanings set forth as follows:

Annual Incentive Plan means the Kyndryl Annual Incentive Plan for Executives, or a successor plan through which annual bonus is provided.

Base Pay means your monthly base salary at the rate in effect immediately prior to your Termination Without Cause or Change in Control Termination (or immediately prior to the Change in Control, if greater). Base Pay does not include holiday pay, overtime pay, or any other form of compensation beyond base salary, such as bonus compensation (including guaranteed bonus compensation), commissions or sales incentives, equity or other incentive compensation, retirement plan contributions, annual leave or severance pay.

Board means the Board of Directors of Kyndryl Holdings, Inc.

Cause means, as reasonably determined by the Plan Administrator, the occurrence of any of the following:

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•	Embezzlement, misappropriation of corporate funds or other material acts of dishonesty;

•	Commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction);

•	Engagement in any activity that the employee knows or should know could harm the business or reputation of the Company;

•	Failure to adhere to the Company’s corporate codes, policies or procedures;

•	Breach of any covenant in any employment agreement or any intellectual property agreement, or a breach of any other provision of the employment agreement, in either case if the breach is not cured to the Company’s satisfaction within a reasonable period after notice of the breach (no notice and cure period is required if the breach cannot be cured);

•	Failure to perform duties or follow management direction, which failure is not cured to the Company’s satisfaction within a reasonable period of time after a written demand for substantial performance is delivered to the employee (no notice or cure period is required if the failure to perform cannot be cured);

•	Violation of any statutory, contractual or common law duty or obligation to the Company, including the duty of loyalty;

•	Rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; or

•	Acceptance of an offer to engage in or associate with any business which is or becomes competitive with the Company;

provided, however, that the mere failure to achieve performance objectives shall not constitute Cause.

Change in Control means the first to occur of any of the following events:

•	the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock of Kyndryl Holdings, Inc., including shares of Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such shares of Common Stock, or (B) the combined voting power of the then-outstanding voting securities of Kyndryl Holdings, Inc. entitled to vote in the election of Directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company or any of its respective affiliates or by any employee benefit plan sponsored or maintained by the Company;

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•	a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through election or nomination for election approved by a valid vote of at least a majority of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;

•	the approval by the stockholders of Kyndryl Holdings, Inc. of a plan of complete dissolution or liquidation of Kyndryl Holdings, Inc.;

•	the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Kyndryl Holdings, Inc. or (y) any of its subsidiaries, but in the case of this clause (y) only if Outstanding Company Voting Securities are issued or issuable (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of Kyndryl Holdings, Inc. in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares of Common Stock into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

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For purposes of this definition, “Beneficial Ownership” means beneficial ownership within the meaning of Rule 13d-3 promulgated under Section 13 of the Exchange Act; “Common Stock” or “stock” means authorized and issued or unissued common stock of Kyndryl Holdings, Inc., at such par value as may be established from time to time; “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto; and “Person” means a “person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

Notwithstanding the foregoing, a Change in Control will be determined to have occurred only if it would also constitute a “change in ownership” of Kyndryl Holdings, Inc., a “change in effective control” of Kyndryl Holdings, Inc., or a “change in ownership of a substantial portion of assets” of Kyndryl Holdings, Inc., in each case as determined under Section 409A of the Tax Code.

Change in Control Termination means your Termination Without Cause or Termination for Good Reason within 24 months following a Change in Control.

Company means Kyndryl Holdings, Inc. and any or all of its affiliates and subsidiaries.

Compensation Committee means the Compensation Committee of the Board.

Eligible Executive means an employee of Kyndryl who is classified by Kyndryl as a Named Executive Officer or as an “executive” in Bands A through D. For purposes of this Plan (and only for such purposes), an Eligible Executive whose position is changed to a lower band or non-executive status retains their executive status in the higher band for a period of 12 months following such a change.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

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Kyndryl means Kyndryl Holdings, Inc. and its affiliates and subsidiaries who participate in the Plan.

Long-Term Performance Plan means the Kyndryl 2021 Long-Term Performance Plan or its successor plan.

Named Executive Officer means the current executive officers of Kyndryl Holdings, Inc. for whom disclosure under Item 402(c) of Regulation S-K was included in Kyndryl Holdings, Inc.’s most recent filing with the Securities and Exchange Commission that required such disclosure. For purposes of this Plan (and only for such purposes), a Named Executive Officer retains their status as a Named Executive Officer for a period of 12 months following their ceasing to be a Named Executive Officer. Effective upon a Change in Control, the Named Executive Officers as of immediately before the Change in Control shall continue to be considered Named Executive Officers for purposes of the Plan (and only for such purposes) for the 24-month period following the Change in Control.

Plan means this Kyndryl Executive Severance Plan.

Plan Administrator means the VP, Total Rewards of Kyndryl Holdings, Inc.

Severance Benefits means the benefits provided under the Plan, as described in Article 3.

Tax Code means the Internal Revenue Code of 1986, as amended.

Termination for Good Reason means your termination of employment with the Company due to actions taken by Kyndryl or Kyndryl’s successor that result in (A) a material diminution in your authority, duties or responsibilities, (B) a reduction in your then current base salary or bonus opportunity, (C) a material breach by the Company of an existing agreement between Kyndryl and you, (D) failure of Kyndryl’s successor to assume in writing its obligations under this Plan or any other agreement with you if not assumed by successor by operation of law, or (E) relocation of more than 40 miles from both your then current primary place of employment and your assigned primary company office; provided, however, that you must provide Kyndryl with written notice of the circumstance that you claim to be good reason within 90 days after such circumstance first occurs, such circumstance is not remedied within 30 days after Kyndryl receives the written notice, and your termination of employment with the Company is effective as soon as practicable after the end of such 30-day cure period.

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Termination Without Cause means Kyndryl’s termination of your employment with the Company involuntarily for any reason other than for Cause or due to death or disability. A Participant who has been notified of the Participant’s termination of employment does not have a Termination Without Cause until the effective date of such termination as established by the Company. Any Participant who terminates employment with the Company voluntarily (or who is terminated involuntarily for Cause or due to death or Disability) before the effective date of the Participant’s termination established by the Company is deemed not to have had a Termination Without Cause.

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Article 2.      Eligibility and Participation

You are eligible to participate in the Plan if you are an Eligible Executive of Kyndryl.

You are not eligible to participate in the Plan if you are classified by Kyndryl as anything other than a common law employee. If Kyndryl does not classify you as an employee, but you subsequently are determined to be an employee by a court or other entity, you will be considered an employee for purposes of the Plan no earlier than the date on which Kyndryl decides to implement the decision from a court or other entity.

Once you begin participating in the Plan, you remain a participant until any of the following occurs:

•	You cease to be an Eligible Executive.

•	You terminate employment with Kyndryl without having a Change in Control Termination or a Termination Without Cause.

•	You terminate employment with Kyndryl but are not eligible to receive Severance Benefits under Article 3.

•	The Plan is terminated, suspended, or otherwise amended in any way to exclude your participation.

•	You have a Change in Control Termination or a Termination Without Cause and you receive the benefit to which you are entitled under the Plan.

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Article 3.      Severance Benefits

Eligibility for Severance Benefits

If you are a participant in the Plan, you will be eligible to receive Severance Benefits under the Plan as follows:

•	If you are a Named Executive Officer or an Eligible Executive classified in Band A, you are eligible to receive Severance Benefits if you have a Termination Without Cause or a Change in Control Termination.

•	If you are an Eligible Executive classified in Band B-D, you are eligible to receive Severance Benefits if you have a Termination Without Cause.

A Termination Without Cause means Kyndryl’s termination of your employment with the Company involuntarily for any reason other than for Cause or due to death or disability.

A Change in Control Termination means your Termination Without Cause or Termination for Good Reason during the twenty-four-month period immediately following a Change in Control.

You do not have a Termination Without Cause or a Change in Control Termination if you accept an offer for, or are transferred to, another position with the Company or if you resign or otherwise leave Kyndryl voluntarily or if you do not continue working for the Company until your designated termination date.

Release of Claims Required as a Condition of Receiving Severance Benefits

In order to receive benefits under this Plan, you must sign a confidential separation agreement and general release that will include, among other things, a release of any and all claims that you may have against Kyndryl, all of its affiliates and subsidiaries, and any of their employees, directors, or agents; confidentiality and trade secret commitments; a non-solicitation of Company employees for two years; and, except where prohibited by law or otherwise waived by Kyndryl (in writing by the Plan Administrator), a non-solicitation of Company clients for two years. You also must not revoke the confidential separation agreement and general release within the time period required by law for the revocation of a release, at which point the release becomes irrevocable. The separation agreement and release of claims will be provided to you no later than seven (7) days following your termination of employment.

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Amount of Severance Benefits

The Severance Benefits payable under the Plan depend on the circumstances of your termination of employment and the tier of benefits applicable to your position.

The following summarizes the Severance Benefits available to the Named Executive Officers and Band A Executives:

	Termination Without Cause (non-Change in Control)	Change in Control Termination
Chief Executive Officer	• Up to 24 months Base Pay and 18 months medical premiums • Prorated bonus under the Annual Incentive Plan, determined based on actual performance*

•    24 months Base Pay and 18 months medical premiums, plus 2x target Annual Incentive Plan yearly payout

•    Prorated bonus for current period under the Annual Incentive Plan, determined using target performance*

•    Immediate vesting of outstanding restricted stock unit and stock option Awards under the Long-Term Performance Plan

•    Immediate vesting of performance stock unit Awards under the Long-Term Performance Plan at target performance (or actual performance, in the Compensation Committee’s sole discretion)

Tier 1: Named Executive Officers	• Up to 18 months Base Pay and medical premiums • Prorated bonus under the Annual Incentive Plan, determined based on actual performance*

•    18 months Base Pay and medical premiums, plus 1.5x target Annual Incentive Plan yearly payout

•    Prorated bonus for current period under the Annual Incentive Plan, determined using target performance*

•    Immediate vesting of outstanding restricted stock unit and stock option Awards under the Long-Term Performance Plan

•    Immediate vesting of performance stock unit Awards under the Long-Term Performance Plan at target performance (or actual performance, in the Compensation Committee’s sole discretion)

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	Termination Without Cause (non-Change in Control)	Change in Control Termination
Tier 2: Band A Executives	• Up to 12 months Base Pay and medical premiums • Prorated bonus under the Annual Incentive Plan, determined based on actual performance*

•    12 months Base Pay and medical premiums, plus 1x target Annual Incentive Plan yearly payout

•    Prorated bonus for current period under the Annual Incentive Plan, determined using target performance*

•    Immediate vesting of outstanding restricted stock unit and stock option Awards under the Long-Term Performance Plan

•    Immediate vesting of performance stock unit Awards under the Long-Term Performance Plan at target performance (or actual performance, in the Compensation Committee’s sole discretion)

* Eligible Executives who are eligible for executive sales, commissions, or other incentive plans other than the Annual Incentive Plan may be eligible for post-termination payouts, but only to the extent provided and subject to the terms and conditions applicable under such other plan(s).

The following summarizes the Severance Benefits available to Band B through D Executives:

Termination Without Cause
Tier 3: Band B - D Executives	• Up to 6 months Base Pay and medical premiums • Prorated bonus under the Annual Incentive Plan, determined based on actual performance*

* Eligible Executives who are eligible for executive sales, commissions, or other incentive plans other than the Annual Incentive Plan may be eligible for post-termination payouts, but only to the extent provided and subject to the terms and conditions applicable under such other plan(s).

Calculation of Incentive Pay Amounts

Participants eligible for Severance Benefits receive an amount calculated based on their Annual Incentive Plan for the current performance period in progress to the extent not otherwise payable under the Annual Incentive Plan. This amount is prorated as follows: the bonus amount is calculated using actual performance through the end of the performance period; the result is multiplied by the number of completed months (whole or half, as determined under the Annual Incentive Plan) in the performance period as of the individual’s termination of employment, divided by 12.

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For Named Executive Officers and Band A Executives who experience a Change in Control Termination, target performance is used instead of actual performance. If the participant’s termination of employment occurs after completion of the relevant Annual Incentive Plan performance period but before such amount is paid, the actual bonus for the completed performance period is payable under the Plan if not payable pursuant to the terms of the Annual Incentive Plan.

Outplacement Services

In addition to the cash Severance Benefits described above, you also will be eligible for outplacement services from a provider chosen by Kyndryl. These outplacement services are available to you for six months following your termination of employment.

Medical Premiums

If you are enrolled in Kyndryl-sponsored health coverage in the U.S., you will be eligible to enroll in COBRA coverage in accordance with the terms of the applicable health plan. For the period of severance described above (generally the period for which cash Severance Benefits are calculated, but up to a maximum of 18 months of COBRA continuation), you will be eligible to receive continued COBRA medical plan coverage with the premiums paid by Kyndryl. Except as determined otherwise by the Plan Administrator, these premiums will be paid on a taxable basis and will be subject to your continued eligibility for and enrollment in the COBRA coverage.

Non-Duplication of Benefits

Benefits paid under this Plan are in lieu of, and not in addition to, any other severance or similar type of benefit payable under any plan, policy or arrangement maintained by the Company. If, despite any release signed in connection with this Plan, you are later awarded and receive benefits under any other severance plan (including a change in control agreement or employment agreement), benefits paid under this Plan will be offset (reduced) by any other benefits payable.

Benefits under the Plan also are not in addition to any benefits or amounts that you may be entitled to receive under federal, state, or local law (including any court decision) by reason of your termination of employment with Kyndryl, including Kyndryl not providing you the required minimum notice of your termination of employment. If you are entitled to receive any such benefits or amounts under federal, state, or local law (including non-U.S. law), your Plan benefits will be reduced by those other benefits or amounts. For example, if you become entitled to a benefit under a U.S. or non-U.S. federal, state, or local law that requires Kyndryl to pay plant closing benefits, such as statutory severance or notice, including under the Worker Adjustment and Retraining Notification (“WARN”) Act, your benefit under the Plan will be reduced by the amount of the legally required benefit, so that your total benefit (i.e., the legally required benefit and the Plan benefit combined) is equal to the Plan benefit, if any, applicable without regard to the federal, state, or local law.

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Article 4.      Payment of Severance Benefit

Form of Payment

The form of payment for the Severance Benefits payable under the Plan depends on the circumstances of your termination of employment:

Termination Without Cause (non-Change in Control)	Change in Control Termination (for Named Executive Officers, Band A Executives)

Immediate lump sum of Base Pay Severance Benefits.

Medical premiums covered upon COBRA enrollment.

Bonus under the Annual Incentive Plan paid at originally scheduled time pursuant to terms of the incentive plan (but using the prorated calculation and actual performance as described above)

Immediate lump sum of Base Pay and target bonus Severance Benefits and medical premiums

Immediate lump sum of current period Annual Incentive Pay (prorated target)

Payment of outstanding equity awards in accordance with the terms of the equity plan and awards

Timing of Payment

Severance Benefits payable in an immediate lump sum will be payable during the first 75 days following your termination of employment, but not prior to your execution of the general release required as a condition of receiving Severance Benefits, and such release becoming irrevocable if there is a revocation period.

As noted above, certain other Severance Benefits will be paid at the timing specified under the terms of the Annual Incentive Plan or the Long-Term Performance Plan.

If you are a “specified employee,” certain payments may be delayed for compliance with Section 409A of the Tax Code. See “Tax Code Section 409A” below.

Taxes and Withholding

Payments under the Plan are subject to applicable income taxes and employment taxes, as determined by the Company in its discretion. Regardless of the amount withheld, you are responsible for all taxes (including income, employment, excise, and any other taxes) on the payments and benefits that you receive (or are deemed to receive) under the Plan, including any taxes that may be due under Section 409A or Section 4999 of the Tax Code.

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Tax Code Section 409A

It is intended that Plan amounts be exempt from the application of Section 409A of the Tax Code (“Section 409A”) as a short-term deferral and/or separation pay plan, or else be compliant with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A, and the Company shall not have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Severance Benefit that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made under the Plan is designated as a separate payment.

If you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Tax Code, no Severance Benefits under the Plan that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six months after the date of your “separation from service” within the meaning of Section 409A or, if earlier, your date of death. All such delayed amounts will be paid (without interest) in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

Parachute Payments Under Tax Code Sections 280G & 4999

Section 280G of the Tax Code (“Section 280G”) can apply if you receive payments contingent on a change in control of the Company that equal or exceed three times your average compensation (generally, your W-2 compensation) for the five years preceding the change in control (i.e., “parachute payments”). If you receive parachute payments, Section 4999 of the Tax Code imposes an excise tax on you equal to 20% of the amount by which your parachute payments exceed one times your average compensation for the five years preceding the change in control (“excess parachute payments”).

If any Severance Benefits due to a participant (including any Named Executive Officer) under the Plan and/or any other arrangements will constitute “excess parachute payments” (as defined in Section 280G), the Company will reduce the amount of payments under the Plan by the minimum amount necessary such that the present value of the participant’s “parachute payments” (as defined in Section 280G) is below 300% of such participant’s “base amount” (as defined in Section 280G), calculated in accordance with the Treasury Regulations promulgated under Section 280G; provided, however, in no event will the amount of any Severance Benefits be reduced unless (a) the net after-tax amount of such payments and benefits as so reduced is greater than or equal to (b) the net after-tax amount of such payments and benefits without such reduction.

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Article 5.      Claim and Appeal Procedures, Lawsuits & Remedies

Claim and Appeal Procedures

You or your beneficiary, as applicable, must exhaust the claim and appeal procedures established by the Plan Administrator before initiating litigation.

Filing a Claim

In the event you believe that you are entitled to benefits under the Plan, you may make a claim for benefits by sending a written letter to:

Kyndryl Executive Severance Plan
ATTN: HR – Claim for Benefits

One Vanderbilt Avenue

New York, NY 10017

Your letter should explain your concerns and the benefit you are seeking. Copies of any information supporting your claim should be attached to your letter. You may authorize someone else to represent you in pursuing your claim. If you do that, the Plan Administrator may request proof that your representative has authority to act on your behalf.

The Plan Administrator has the exclusive right to administer and interpret the provisions of the Plan and any decision of the Plan Administrator is final and binding.

Timing of Initial Decision

You will receive a written decision on your claim within 90 days after your claim is received, unless the Plan Administrator determines that an extension of time is required to review your appeal. If such an extension is required, which in no event will be longer than 90 days (for a total of 180 days from the date your claim is received), you will receive a written notice of the extension within the initial 90-day period. Such notice shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision on your claim.

The period for deciding your claim begins on the date your claim letter is received by the Plan Administrator, even if all the necessary information is not sent with your letter. However, if the Plan Administrator determines that additional information is needed to decide your claim, the Plan Administrator may extend the time period for making a decision, to give you time to provide the necessary information.

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Notice of Denial

If your claim is denied (in whole or in part), the written notice of denial will:

•	Describe the specific reason(s) your claim was denied;

•	Refer to the Plan provisions on which the denial is based;

•	Describe any additional information needed to perfect your claim, if any, and why that information is needed; and

•	Explain the Plan’s appeal procedure, including relevant time limits applicable to such procedures.

Filing an Appeal of a Denied Claim

If your claim is denied in whole or in part, you (or your authorized representative) have the right to submit a written appeal to the Plan Administrator for a full and fair review of the denied claim. Your appeal must be sent to the following address within 60 days after you receive the notice that your claim was denied:

Kyndryl Executive Severance Plan
ATTN: HR - Appeals

One Vanderbilt Avenue

New York, NY 10017

When you submit your appeal, you should send written comments explaining why you believe the decision to deny your claim was incorrect and copies of any documents, records and other information relating to your claim. The Plan Administrator will take into account Kyndryl’s records and anything that you submit with your appeal, even if that information was not submitted with your initial claim.

Timing of Decision on Appeal

If the denial is timely appealed, the Plan Administrator shall conduct a full and fair review of the claim and the claim denial. You may, upon request and free of charge, receive copies of all documents, records and other information relevant to your claim for benefits. Whether a document, record or other information is relevant for purposes hereof shall be determined by the Plan Administrator in its sole discretion in accordance with DOL Reg. § 2560.503-1(m)(8). The Plan Administrator shall conduct a review that takes into account all comments, documents, records and other information submitted by you or your beneficiary relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

You will receive a written decision on the appeal of your claim within 60 days after your appeal is received, unless the Plan Administrator determines that an extension of time is required to review your appeal. If such an extension is required, which in no event will be longer than 60 days (for a total of 120 days from the date your claim appeal is received), you will receive a written notice of the extension within the initial 60-day period. Such notice shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision on your appeal.

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The period for deciding your appeal begins on the date your appeal letter is received at the Plan Administrator’s address, even if all the necessary information is not sent with your letter. However, if the Plan Administrator cannot decide your appeal because you have not submitted necessary information, the period for the Plan Administrator to decide the appeal will be automatically extended by the amount of time between (1) the date the Plan Administrator sends you written notice that additional information is required and (2) the date on which you provide the information (or, if you fail to respond, the date by which you were requested to provide the information).

Notice of Decision on Appeal

You will receive a written decision on your appeal. If your appeal is denied (in whole or in part), the decision will:

•	Describe the specific reason(s) your appeal was denied;

•	Refer to the Plan provisions on which the denial is based; and

•	Notify you that you have a right to bring a lawsuit under section 502 of ERISA. However, see the section below entitled “Limitation on Time for Filing a Lawsuit.”

Any decision of the Plan Administrator is final and binding. This is the final level of appeal under the Plan.

Filing a Lawsuit

Before you may file a lawsuit to recover benefits or enforce or clarify your rights under the Plan or that otherwise relates to the Plan or any Plan fiduciary or party in interest, you must exhaust the claim and appeal process above. Specifically, you must file an initial claim and, if your initial claim is denied, you must file an appeal with the Plan Administrator.

Limitation on Time for Filing a Lawsuit

Under the Plan, you must file a lawsuit in a court with proper jurisdiction within specified time limits below (or, if earlier, as required under applicable state or federal law). The time limits are as follows:

•	If your claim is to recover benefits under the Plan, or to clarify a right to a future benefit, you must file your lawsuit in a court with proper jurisdiction no later than two years after the earliest of (I) the date the first benefit payment was actually made, (II) the date the first benefit payment was allegedly due, or (III) the date the Plan first repudiated its alleged obligation to provide such benefits (regardless of whether such repudiation occurred before or during the administrative review process).

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•	If your claim is to enforce a right under the Plan, you must file your lawsuit in a court with proper jurisdiction no later than two years after the date the Plan Administrator or its delegate first denied your request to exercise such right, regardless of whether such denial occurred during administrative review pursuant to the Plan’s claim and appeal procedures.

•	For any other claim or action not described above, you must file your lawsuit in a court of proper jurisdiction no later than two years after the earliest date on which you knew or should have known of the material facts on which such claim or action is based, regardless of whether you were aware of the legal theory underlying the claim or action.

Note: If your claim is still going through the Plan’s claim and appeal process at the close of the two-year period described in the applicable bullet above, the time you are permitted to file a lawsuit in a court with proper jurisdiction is extended to the date that is 60 days after the final denial of your claim on appeal.

If your claim could have been brought forward as more than one of the claims noted above, the limitations period for the claim will expire on the earliest deadline that applies to any of these categories of claims. If your claim is brought together with another claimant or claimants, the time limits described above apply separately with respect to each claimant.

The Plan Administrator has the discretion to extend the time limit for filing a lawsuit on the basis of exceptional circumstances that, in the opinion of the Plan Administrator, provide good cause or an extension. If you think that exceptional circumstances warrant an extension of the time limit in your case, you should send a letter to the Plan Administrator requesting an extension and explaining why you think it is warranted. Decisions of the Plan Administrator on extension requests are not subject to review. Any lawsuit that you file after the expiration of the time limit described above (including any extension granted by the Plan Administrator) will be time-barred.

Venue

Participants claiming benefits under the Plan are deemed to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York (or if the United States District Court for the Southern District of New York lacks jurisdiction over such action or proceeding, then the state courts sitting in New York County or Westchester County, New York. By participating in the Plan, you agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

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Article 6. Other Important Plan Information

Plan Information

Plan Number	502
Plan Type	Employee welfare benefit plan as defined in section 3(1) of ERISA
Plan Year	January 1 – December 31
Plan Administrator	Kyndryl Holdings, Inc. ATTN: VP, Total Rewards One Vanderbilt Avenue New York, NY 10017
Name & Address of Plan Sponsor	Kyndryl Holdings, Inc. One Vanderbilt Avenue New York, NY 10017
Agent for Service of Legal Process	Kyndryl Holdings, Inc. United Agent Group Inc. 3411 Silverside Road Tatnall Building #104 Wilmington, DE 19810 Legal service may also be made on the Plan Administrator.
EIN of Plan Sponsor	86-1185492
Plan Funding	The Plan is unfunded. Whether or not Kyndryl funds the Plan, the Plan does not confer on any individual any right in or title to assets, funds, or property of Kyndryl. Any benefits payable under the Plan are unfunded obligations of Kyndryl and paid from Kyndryl’s general assets.

Right to Modify or Terminate Plan

Kyndryl reserves the unqualified right to suspend, replace or terminate the Plan or to make changes or amendments to any of its provisions at any time and without prior notice. Such changes or amendments to the Plan may be made by the Board of Directors of Kyndryl Holdings, Inc., its Compensation Committee, or either of their respective designees. However, no amendment to the Plan that is adopted within 3 months prior to a Change in Control or within 24 months after a Change in Control may adversely affect the rights of Eligible Executives as of the date of such amendment without advance notice and written consent of a majority of the Eligible Executives. Nor may the Plan be suspended, replaced, or terminated within 3 months prior to a Change in Control or within 24 months after a Change in Control.

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Plan Administrator’s Discretion

The Plan is administered by the Plan Administrator appointed by Kyndryl. The Plan Administrator has absolute discretionary authority to determine all questions arising under the provisions of the Plan, including but not limited to the powers to:

•	Construe and interpret the Plan;

•	Correct any defect, supply any omission, reconcile any inconsistency, or resolve any ambiguities in the Plan consistent with Kyndryl’s intent;

•	Determine the amount, timing, and recipients of benefits payable under the Plan;

•	Make factual determinations;

•	Determine the date as of which any individual became or ceased to be a Participant.

All determinations of the Plan Administrator as to the interpretation of the Plan or as to any disputed question shall be in accordance with the terms of the Plan, and shall be conclusive and binding on all persons, to the extent permitted by applicable law.

Governing Law

The Plan shall be construed, regulated and administered under ERISA and the laws of the State of New York, except where ERISA controls.

No Employment Rights or Contract

The Plan does not confer employment rights upon any person. No person is entitled, by virtue of the Plan, to remain in the employ of Kyndryl or to be rehired, and nothing in the Plan restricts the right of Kyndryl to terminate the employment of any person at any time.

No Assignment of Benefits

Severance Benefits are not subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, or lien, and any attempt to cause such benefits to be so subjected will not be recognized, except to the extent required by applicable law or otherwise set forth in the Plan.

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Severability

In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if such illegal or invalid provisions had never been included in the Plan.

Correction of Errors

If the Plan Administrator determines, in its sole discretion, that the Plan has made an overpayment to any individual, the Plan Administrator may recover the amount of the overpayment by requiring the payee to return the excess payments to the Plan, reducing any future Plan payments to the payee, or any other method deemed reasonable by the Plan Administrator.

If the Plan Administrator determines, in its sole discretion, that the Plan has made an underpayment to any individual, the Plan Administrator may correct the underpayment by making a lump-sum payment to the payee, increasing any future Plan payments to the payee, or any other method deemed reasonable by the Plan Administrator.

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Article 7.      Your Rights Under ERISA

The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) was enacted to establish federal controls over most employee pension and welfare benefit plans. As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and the latest annual report (Form 5500 series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforcing Your Rights

If your claim for a Plan benefit is ignored or denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is ignored or denied, in whole or in part, you may file suit in a state or federal court after exhausting the claim and appeal procedures established by the Plan Administrator. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may sue in federal court.

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If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

In all instances where you have a right to file in court, you must exhaust all administrative remedies under the Plan, including the procedures described in “Claim and Appeal Procedures” described above before initiating litigation. Further any lawsuit must be brought forward within the time frames outlined above.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration at:

Division of Technical Assistance and Inquiries

Employee Benefits Security Administration

U.S. Department of Labor

200 Constitution Avenue N.W.

Washington, D.C. 20210

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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Appendix      Executive Retirement Policy

In connection with adoption of the Executive Severance Plan but otherwise separate from the Severance Benefits and not subject to ERISA, Kyndryl has adopted the Executive Retirement Policy set forth in this Appendix. Except as otherwise provided, capitalized terms have the meanings set forth in the Executive Severance Plan.

Under the Executive Retirement Policy, if you are an Eligible Executive or otherwise a recipient of an Award under the Long-Term Performance Plan, you may be eligible for continued equity award vesting upon your retirement from Kyndryl. You are eligible to continue to vest in your outstanding restricted stock units under the Long-Term Performance Plan following your termination of employment with Kyndryl if you meet all of the following requirements:

•	You are an Eligible Executive or otherwise a recipient of an Award under the Long-Term Performance Plan;

•	You terminate employment with Kyndryl due to your retirement after reaching age 55 and completing 10 years of service with Kyndryl (including, for this purpose, service with IBM for individuals whose employment was transferred from IBM to Kyndryl in connection with Kyndryl’s spin-off from IBM as an independent publicly traded company);

•	You provide at least six months’ written notice of your retirement to the HRVP for your business unit (which period may be waived or shortened if acknowledged in writing by the Plan Administrator for the Executive Severance Plan);

•	You do not voluntarily terminate employment prior to the agreed upon retirement date;

•	Your employment is not terminated for Cause; and

•	You sign and do not revoke a retirement agreement and general release that will include, among other things, a release of any and all claims that you may have against Kyndryl, all of its affiliates and subsidiaries, and any of their employees, directors, or agents; confidentiality and trade secret commitments; a non-solicitation of Company employees for two years, and, except to the extent waived by Kyndryl for retirees outside the United States (in writing by the Plan Administrator for the Executive Severance Plan), a two-year non-competition commitment and a non-solicitation of Company clients for two years.

Except as specifically provided herein, the terms and conditions of the Long-Term Performance Plan and the applicable Award Agreements shall continue to apply. Kyndryl may amend this Executive Retirement Policy at any time.

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